ADDENDUM
                          TO AGREEMENT FOR CONTRIBUTION


     This Addendum to Agreement for Contribution ("Addendum") made and entered into as of the 24th day of June, 1996, by and between GABLES REALTY LIMITED PARTNERSHIP, a Delaware limited partnership ("Partnership") and MORNING GROVE APARTMENTS, L.L.C., a Tennessee limited liability company ("Contributor").

                                   WITNESSETH

     Whereas, Partnership and Contributor have simultaneously herewith executed and entered into that certain Agreement for Contribution ("Agreement"), and desire to supplement the Agreement as herein set forth.

     Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

     1. Capitalized words used herein shall have the same meaning as set forth in the Agreement.

     2. Partnership agrees that in the event (i) the Title Policy delivered to Partnership or to GTP at the Closing is delivered pursuant to the LTIC Letter, and Contributor is required to surrender its existing owner's policy of title insurance on the Property and, (ii) Title Insurer consents to the following described waiver, then in such events, Gables and GTP will, by written agreement, acceptable to Partnership and Contributor, delivered to Contributor and Principals at the Closing, waive, release and relinquish any and all claims that Gables or GTP may, at the Closing or thereafter, have against Contributor and/or Principals relating to title to the Property.

     IN WITNESS WHEREOF, the parties have executed this Addendum the day and year first above mentioned.

CONTRIBUTOR:

MORNING GROVE APARTMENTS, L.L.C.

By:      /s/ Phillip H. McNeill, Sr.
         Phillip H. McNeill, Sr., Chief Manager

PARTNERSHIP:

GABLES REALTY LIMITED PARTNERSHIP

By:      /s/ Perry M. Parrott, Jr.
         Perry M. Parrot Jr.
         Vice President